News Release

Pioneer Natural Resources Reports Fourth Quarter and Full Year 2020 Financial and Operating Results; Provides 2021 Outlook
Dallas, Texas, February 23, 2021 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter and year ended
December 31, 2020. Pioneer reported fourth quarter net income attributable to common stockholders of $43 million, or $0.26 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the fourth quarter was $177 million, or $1.07 per diluted share. Cash flow from operating activities for the fourth quarter was $537 million. For the full year 2020, the Company reported a net loss attributable to common stockholders of $200 million, or $1.21 per diluted share. Cash flow from operating activities for the full year 2020 was $2.1 billion.

Highlights

•Delivered strong fourth quarter and full year 2020 free cash flow1 of $294 million and $689 million, respectively

•Achieved a reinvestment rate of 69% in 2020, while maintaining full year Permian oil production at 211 thousand barrels of oil per day (MBOPD)

•Returned $521 million of capital to shareholders during 2020, or 76% of full year free cash flow

•Averaged fourth quarter oil production of 204 MBOPD, in the upper half of guidance

•Averaged fourth quarter production of 364 thousand barrels of oil equivalent per day (MBOEPD), in the upper half of guidance

•Initiating a long-term variable dividend2 policy that allows for the distribution of up to 75% of free cash flow, after the base dividend is paid, while maintaining a strong balance sheet

CEO Scott D. Sheffield stated, “Pioneer delivered an excellent fourth quarter, generating $294 million in free cash flow and continuing our strong track record of execution. While 2020 was a challenging year, our immediate actions kept our employees safe, protected the balance sheet, generated significant free cash flow and ensure that Pioneer is well positioned for the future.

Pioneer's 2021 plan builds on this success, with a program that is capital efficient and is underpinned by our premier acreage position and scale in the Permian Basin. The highly accretive Parsley transaction further strengthens our investment framework, leading to a plan that is expected to generate $2 billion of free cash flow in 2021. As part of our commitment to return capital to shareholders, we are excited to formalize a new variable dividend policy, augmenting our stable and growing base dividend.

Our compelling investment proposition, coupled with our strong focus on environmental, social and governance initiatives, ensures Pioneer will continue to provide low-cost, environmentally friendly energy to the world, while enhancing value for shareholders."

Financial Highlights
Pioneer continues to maintain a strong balance sheet, with unrestricted cash on hand at the end of the fourth quarter of $1.4 billion and net debt of $1.9 billion. The Company had $2.9 billion of liquidity as of December 31, 2020, comprised of $1.4 billion of unrestricted cash and a $1.5 billion unsecured credit facility (undrawn as of December 31, 2020). After closing the acquisition of Parsley Energy and bond refinancing in January, the Company had net debt of approximately $5.2 billion.

During the fourth quarter, the Company’s drilling, completion and facilities capital expenditures totaled $336 million. The Company’s total capital expenditures3, including water infrastructure, totaled $351 million. For the full year 2020, the Company's drilling, completion and facilities capital expenditures totaled $1.4 billion. The Company's total capital expenditures for the full year, including water infrastructure, totaled $1.5 billion.

Cash flow from operating activities during the fourth quarter and full year 2020 was $537 million and $2.1 billion, respectively, leading to free cash flow of $294 million for the fourth quarter and $689 million for the full year.

The Company's Board of Directors approved an increase to the Company's quarterly cash dividend to $0.56 per share. The 2021 quarterly dividend increase represents the fourth consecutive year that Pioneer has increased its dividend.

In addition to Pioneer's increase in its quarterly cash dividend to $0.56 per share, the Company is initiating a long-term variable dividend policy in 2021 that is expected to increase the Company's return of capital to shareholders. Consistent with Pioneer’s long-term investment framework, the Company expects to annually distribute up to 75% of the prior year’s annual free cash flow, after the payment of the base dividend2, assuming the Company’s leverage metrics remain low. Pioneer expects to begin to pay the quarterly variable dividend distributions in 2022. For 2022, the Company expects to distribute up to 50% of 2021 free cash flow, after the payment of base dividends, assuming the average 2021 West Texas Intermediate (WTI) oil price is greater than $42 per barrel.

Pioneer continues to capture synergies from the acquisition of Parsley Energy, Inc. (Parsley) and is increasing the Company's synergy target by $25 million to $350 million of expected total annual synergies. These annual synergies include interest savings of $100 million, G&A savings of $100 million and operational synergies of $150 million.

Financial Results
For the fourth quarter of 2020, the average realized price for oil was $40.94 per barrel. The average realized price for natural gas liquids (NGLs) was $18.51 per barrel, and the average realized price for gas was $2.37 per thousand cubic feet. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $7.01 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $11.81 per BOE. Exploration and abandonment costs were $12 million. General and administrative (G&A) expense was $64 million. Interest expense was $36 million. The net cash flow impact related to purchases and sales of oil and gas, including firm transportation, was a loss of $32 million. Other expense was $48 million, or $15 million excluding unusual items4.

The Company recently identified two marketing contracts that should have been accounted for as derivatives in the Company’s historical consolidated financial statements. The contracts provided for the transportation and sale of purchased oil at lower transport and storage costs as compared to similar costs in the Company’s other contracts. The contracts were executed during the fourth quarter of 2019, but transactions under the contract did not begin until January 2021. The Company plans to restate its consolidated financial statements for the three and nine months ended September 30, 2020 to reflect the noncash mark-to-market corrections related to the derivative treatment of the contracts. The noncash mark-to-market adjustments to the other periods impacted were not material. The adjustments did not impact the Company’s reported cash flows from operating, investing or financing activities for any period. See the attached schedules for a description of the marketing derivatives.

Operations Update
Pioneer continued to deliver strong operational efficiency gains that enabled the Company to place 58 horizontal wells on production during the fourth quarter and 255 wells on production for the full year. During 2020, drilling operations averaged approximately 1,150 drilled feet per day and completion operations averaged approximately 1,850 completed feet per day, an increase 15% and 16%, respectively, when compared to 2019. Pioneer's fully burdened facilities costs per well also continued to decrease as the Company makes further progress on its facilities optimization program that began in 2019. When compared to 2018, Pioneer's facilities cost per well has decreased approximately 40%, from over $1.6 million per well to approximately $1 million per well. The efficiency and cost improvements in drilling, completions and facilities continue to improve the Company’s overall capital efficiency.

The Company's controllable cash costs, inclusive of lease operating expense, G&A and interest expense, continue to trend lower and represent a combined 23% reduction per BOE in 2020 when compared to 2019. As the Company realizes the expected synergies associated with the acquisition of Parsley, controllable cash costs are forecasted to decrease an additional 8% in 2021.

During 2021, the Company plans to operate an average of 18 to 20 horizontal drilling rigs in the Permian Basin, including a one-rig average program in the Delaware Basin and a three-rig average program in the southern Midland Basin joint venture area. The 2021 program is expected to place 385 to 415 wells on production, predominantly in the Midland Basin, with a well mix of approximately 40% Wolfcamp B, 40% Wolfcamp A and 15% Spraberry in the Midland Basin and the remaining 5% in the Delaware Basin. Pioneer will continue to evaluate its drilling and completions program on an economic basis, with future activity levels assessed regularly and governed by its reinvestment framework.

2021 Outlook
The Company expects its 2021 drilling, completions and facilities capital budget to range between $2.4 billion to $2.7 billion, with an additional $100 million budgeted for integration expenses related to the acquisition of Parsley, resulting in a total 2021 capital budget3 range of $2.5 billion to $2.8 billion. The Company expects its capital program to be fully funded within forecasted cash flow5 of approximately $4.6 billion.

Pioneer expects 2021 oil production of 307 to 322 MBOPD and total production of 528 to 554 MBOEPD, which excludes Parsley production prior to the Parsley acquisition close date of January 12, 2021, and includes the expected production impact attributable to the recent winter storm of approximately 8 MBOPD and 14 MBOEPD. On a pro forma basis for the Parsley transaction, 2021 oil production and total production ranges are expected to be 310 to 325 MBOPD and 533 to 559 MBOEPD, respectively. The Company continues to monitor the macroeconomic environment and will remain flexible and responsive to changing market conditions to preserve its strong balance sheet.

Pioneer has redefined its investment framework to prioritize free cash flow generation and return of capital to shareholders. This capital allocation strategy is intended to create long-term value by optimizing the reinvestment of cash flow to accelerate the Company's free cash flow profile. At current strip pricing, the Company expects its reinvestment rate to be between 50% to 60%, generating increased free cash flow. Pioneer is targeting a 10% total annual return, inclusive of a strong and growing base dividend, a variable dividend and high-return oil growth. The Company believes this differentiated strategy positions Pioneer to be competitive across industries.

Pioneer continues to maintain substantial oil and gas derivative coverage in order to protect the balance sheet, providing the Company with operational and financial flexibility. The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined in the attached schedules.

First Quarter 2021 Guidance

First quarter 2021 oil production is forecasted to average between 259 to 274 MBOPD and total production is expected to average between 444 to 470 MBOEPD, which excludes Parsley production prior to the Parsley acquisition close date of January 12, 2021, and includes the expected production impact attributable to the recent winter storm of approximately 30 MBOPD and 55 MBOEPD. Production costs are expected to average $6.50 per BOE to $8.00 per BOE. DD&A expense is expected to average $11.25 per BOE to $13.25 per BOE. Total exploration and abandonment expense is forecasted to be $10 million to $20 million. G&A expense is expected to be $65 million to $75 million. Interest expense is expected to be $38 million to $43 million. Other expense is forecasted to be $10 million to $20 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $5 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be a loss of $30 million to $60 million, based on forward oil price estimates for the first quarter. The Company’s effective income tax rate is expected to be between 21% to 25%. Cash income taxes are expected to be nominal.

Proved Reserves
The Company added proved reserves totaling 357 million barrels of oil equivalent (MMBOE) during 2020, excluding acquisitions and price revisions. These proved reserve additions equate to a drillbit reserve replacement ratio of 263% when compared to Pioneer's full-year 2020 production of 136 MMBOE, including field fuel. The drillbit finding and development (F&D) cost was $4.37 per BOE in 2020, with a drillbit proved developed F&D costs of $4.09 per BOE.

As of December 31, 2020, the Company's total proved reserves were estimated at 1,271 MMBOE, of which 95% are proved developed.

Environmental, Social & Governance (ESG)
Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

Consistent with Pioneer's sustainable practices, the Company has incorporated greenhouse gas (GHG) and methane emission intensity reduction goals into its ESG strategy, with goals to reduce the Company's GHG emissions intensity by 25% and methane emissions intensity by 40% by 2030, inclusive of the assets Pioneer acquired from Parsley. These emission intensity reduction targets are aligned with the Task Force on Climate-related Financial Disclosures criteria for target setting.

In addition, the Company is building on its leadership position related to minimizing flaring and has formally adopted a goal to maintain the Company's flaring intensity to less than 1% of natural gas produced. Pioneer also plans to end routine flaring, as defined by the World Bank, by 2030 with an aspiration to reach this goal by 2025.

Socially, Pioneer maintains a proactive safety culture, supports a diverse workforce and inspires teamwork to drive innovation. The Board of Directors has a Health, Safety and Environment (HSE) Committee and a Nominating and Corporate Governance Committee to provide director-level oversight of these activities. These committees help to promote a culture of continuous improvement in safety and environmental practices. Consistent with the high priority placed on HSE and ESG, the Board of Directors has increased the executive annual incentive compensation weighting for these metrics from 10% to 20% beginning in 2021.

In addition to the increased weighting towards HSE and ESG metrics, Pioneer's executive incentive compensation continues to be aligned with shareholder interests. Beginning in 2021, return on capital employed (ROCE) has been included along with cash return on capital invested (CROCI), which was added in 2020, with a combined weighting of 20%, while production and reserves goals previously included as incentive compensation metrics have been removed.

Pioneer has amended executive equity compensation as well, with the S&P 500 index being added into the total stockholder return (TSR) peer group for performance awards beginning in 2021, and for the second consecutive year the long-term equity compensation for the Company’s Chief Executive Officer will be 100% in performance awards, with 100% of such awards at risk based on performance relative to the TSR peer group. These updates to Pioneer’s executive incentive and equity compensation programs demonstrate the Company’s continuing commitment to aligning total executive compensation with the interests of our shareholders.

For more details, see Pioneer’s 2020 Sustainability Report at pxd.com/sustainability.

Earnings Conference Call

On Wednesday, February 24, 2021, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter and full year ended December 31, 2020, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select "Investors," then "Earnings & Webcasts" to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (800) 458-4121 and enter confirmation code 7134307 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through March 22, 2021. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices; product supply and demand; the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity; competition; the ability to obtain environmental and other permits and the timing thereof; the effect of future regulatory or legislative actions on Pioneer or the industries in which it operates, including the risk of new restrictions with respect to development activities; the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms; potential liability resulting from pending or future litigation; the costs and results of drilling and operations; availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities; access to and availability of transportation, processing, fractionation, refining, storage and export facilities; Pioneer's ability to replace reserves; implement its business plans or complete its development activities as scheduled; the risk that the Company will not be able to successfully integrate the business of Parsley or fully or timely realize the expected synergies and accretion metrics from the Parsley acquisition; access to and cost of capital; the financial strength of counterparties to Pioneer's credit facility, investment instruments and derivative contracts and purchasers of Pioneer's oil, natural gas liquids and gas production; uncertainties about estimates of reserves; identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying forecasts, including forecasts of production, well costs, capital expenditures, rates of return, expenses, cash flow and cash flow from purchases and sales of oil and gas, net of firm transportation commitments; sources of funding; tax rates; quality of technical data; environmental and weather risks, including the possible impacts of climate change; cybersecurity risks; the risks associated with the ownership and operation of the Company's oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer's Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q filed thereafter and other filings with the United States Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

“Drillbit finding and development cost per BOE,” or “drillbit F&D cost per BOE,” means the summation of exploration and development costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to discoveries, extensions and revisions of previous estimates. Revisions of previous estimates exclude price revisions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

“Drillbit reserve replacement” is the summation of annual proved reserves, on a BOE basis, attributable to discoveries, extensions and revisions of previous estimates divided by annual production of oil, NGLs and gas, on a BOE basis. Revisions of previous estimates exclude price revisions.

“Proved developed finding and development cost per BOE,” or “proved developed F&D cost per BOE,” means the summation of exploration and development costs incurred (excluding asset retirement obligations) divided by the summation of annual proved reserves, on a BOE basis, attributable to proved developed reserve additions, including (i) discoveries and extensions placed on production during 2020, (ii) transfers from proved undeveloped reserves at year-end 2019 and (iii) technical revisions of previous estimates for proved developed reserves during 2020. Revisions of previous estimates exclude price revisions.

Footnote 1: Free cash flow is a non-GAAP measure. See reconciliation to comparable GAAP number in supplemental schedules.

Footnote 2: The declaration and payment of future dividends is at the discretion of the Company's Board of Directors and will depend on, among other things, the Company's earnings, financial condition and outlook, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the Board of Directors deems relevant.

Footnote 3: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology and corporate facilities.

Footnote 4: Unusual items include the following: (i) a noncash $11 million net increase in estimated deficiency fee obligations associated with the 2019 sale of the Company's Eagle Ford and South Texas assets; (ii) $10 million of transaction costs associated with the acquisition of Parsley in January 2020; (iii) $7 million of idle frac fleet fees, stacked drilling rig charges and drilling rig early termination charges; (iv) $4 million of employee-related charges associated with the Company's 2020 corporate restructuring and (v) $1 million in charges related to sand take or pay deficiency payments. See reconciliation in supplemental schedules.

Footnote 5: The 2021 estimated cash flow number is a non-GAAP financial measure, representing forecasted cash flow (before working capital changes) assuming a WTI oil price of $55 per barrel (assuming a $3 differential to the Brent oil price) and Henry Hub gas price of $3.00 per MCF; represents the midpoint of production guidance. Due to its forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measure. Amounts excluded from this non-GAAP measure in future periods could be significant.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Michael McNamara - 972-969-3592
Greg Wright - 972-969-1770

Media and Public Affairs
Tadd Owens - 972-969-5760

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,442	$631
Restricted cash	59	74
Accounts receivable, net	695	1,035
Income taxes receivable	4	7
Inventories	224	205
Derivatives	5	32
Investment in affiliate	123	187
Other	43	20
Total current assets	2,595	2,191
Oil and gas properties, successful efforts method of accounting	24,510	23,028
Accumulated depletion, depreciation and amortization	(10,071)	(8,583)
Total oil and gas properties, net	14,439	14,445
Other property and equipment, net	1,584	1,632
Operating lease right of use assets	197	280
Goodwill	261	261
Derivatives	3	21
Other assets	150	258
	$19,229	$19,088

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,030	$1,411
Interest payable	35	53
Income taxes payable	4	3
Current portion of long-term debt	140	450
Derivatives	234	12
Operating leases	100	136
Other	363	431
Total current liabilities	1,906	2,496
Long-term debt	3,160	1,839
Derivatives	66	8
Deferred income taxes	1,366	1,393
Operating leases	110	170
Other liabilities	1,052	1,046
Equity	11,569	12,136
	$19,229	$19,088

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues and other income:
Oil and gas	$1,013	$1,349	$3,630	$4,916
Sales of purchased commodities	1,003	1,292	3,394	4,755
Interest and other income (loss), net	78	118	(67)	76
Derivative gain (loss), net	(240)	(95)	(281)	55
Gain (loss) on disposition of assets, net	2	—	9	(477)
	1,856	2,664	6,685	9,325
Costs and expenses:
Oil and gas production	175	207	682	874
Production and ad valorem taxes	60	76	242	299
Depletion, depreciation and amortization	396	440	1,639	1,711
Purchased commodities	1,035	1,288	3,633	4,472
Exploration and abandonments	12	11	47	58
General and administrative	64	78	244	324
Accretion of discount on asset retirement obligations	2	3	9	10
Interest	36	34	129	121
Other	48	58	321	448
	1,828	2,195	6,946	8,317
Income (loss) before income taxes	28	469	(261)	1,008
Income tax benefit (provision)	15	(108)	61	(235)
Net income (loss) attributable to common stockholders	$43	$361	$(200)	$773

Net income (loss) per share attributable to common stockholders:
Basic	$0.26	$2.16	$(1.21)	$4.60
Diluted	$0.26	$2.16	$(1.21)	$4.59

Weighted average shares outstanding:
Basic and diluted weighted average shares outstanding	165	166	165	167

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$43	$361	$(200)	$773
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	396	440	1,639	1,711
Impairment of inventory and other property and equipment	2	3	3	38
Exploration expenses, including dry holes	2	3	11	8
Deferred income taxes	(16)	113	(52)	240
(Gain) loss on disposition of assets, net	(2)	—	(9)	477
Loss on early extinguishment of debt	—	—	27	—
Accretion of discount on asset retirement obligations	2	3	9	10
Interest expense	17	5	51	9
Derivative-related activity	196	108	325	(8)
Amortization of stock-based compensation	18	19	72	100
Investment in affiliate valuation adjustment	(55)	(37)	64	(15)
South Texas contingent consideration valuation adjustment	—	(16)	42	45
South Texas deficiency fee obligation, net	11	—	80	—
Other	31	9	125	105
Change in operating assets and liabilities:
Accounts receivable	(62)	(180)	309	(227)
Inventories	(34)	35	(20)	(20)
Other assets	3	(18)	24	(33)
Accounts payable	(15)	(8)	(179)	(7)
Interest payable	18	29	(19)	—
Other liabilities	(18)	(41)	(219)	(91)
Net cash provided by operating activities	537	828	2,083	3,115
Net cash used in investing activities	(326)	(533)	(1,668)	(2,447)
Net cash provided by (used in) financing activities	(101)	(103)	381	(788)
Net increase (decrease) in cash, cash equivalents and restricted cash	110	192	796	(120)
Cash, cash equivalents and restricted cash, beginning of period	1,391	513	705	825
Cash, cash equivalents and restricted cash, end of period	$1,501	$705	$1,501	$705

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Average Daily Sales Volume:
Oil (Bbls)	204,455	220,326	210,641	212,353
Natural gas liquids ("NGLs") (Bbls)	85,788	80,159	85,728	72,323
Gas (Mcf)	445,439	377,268	425,307	365,055
Total (BOE)	364,482	363,364	367,253	345,518

Average Price:
Oil per Bbl	$40.94	$56.01	$37.24	$53.77
NGLs per Bbl	$18.51	$18.60	$15.62	$19.33
Gas per Mcf	$2.37	$2.21	$1.73	$1.79
Total per BOE	$30.22	$40.36	$27.01	$38.98

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Margin Data ($ per BOE):
Average price	$30.22	$40.36	$27.01	$38.98
Production costs	(5.22)	(6.20)	(5.07)	(6.93)
Production and ad valorem taxes	(1.79)	(2.28)	(1.81)	(2.38)
	$23.21	$31.88	$20.13	$29.67

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common shareholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income (loss) attributable to common stockholders is reconciled to basic and diluted net income (loss) attributable to common stockholders as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$43	$361	$(200)	$773
Participating share-based basic earnings	—	(2)	—	(3)
Basic and diluted net income (loss) attributable to common stockholders	$43	$359	$(200)	$770

Basic and diluted weighted average shares outstanding	165	166	165	167

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income (loss) and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$43	$361	$(200)	$773
Depletion, depreciation and amortization	396	440	1,639	1,711
Exploration and abandonments	12	11	47	58
Impairment of inventory and other property and equipment	2	3	3	38
Accretion of discount on asset retirement obligations	2	3	9	10
Interest expense	36	34	129	121
Income tax (benefit) provision	(15)	108	(61)	235
(Gain) loss on disposition of assets	(2)	—	(9)	477
Loss on early extinguishment of debt	—	—	27	—
Derivative-related activity	196	108	325	(8)
Amortization of stock-based compensation	16	19	67	74
Investment in affiliate valuation adjustment	(55)	(37)	64	(15)
South Texas contingent consideration valuation adjustment	—	(16)	42	45
South Texas deficiency fee obligation, net	11	—	80	—
Restructuring charges (including stock-based compensation)	4	—	79	167
Other	31	9	125	105
EBITDAX before restructuring charges	677	1,043	2,366	3,791
Restructuring charges (excluding stock-based compensation)	(2)	—	(74)	(141)
EBITDAX (a)	675	1,043	2,292	3,650
Cash interest expense	(19)	(29)	(78)	(112)
Current income tax benefit (provision)	(1)	5	9	5
Discretionary cash flow (b)	655	1,019	2,223	3,543
Cash exploration expense	(10)	(8)	(36)	(50)
Changes in operating assets and liabilities	(108)	(183)	(104)	(378)
Net cash provided by operating activities	$537	$828	$2,083	$3,115
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net (gain) loss on the disposition of assets; loss on early extinguishment of debt; noncash derivative related activity; amortization of stock-based compensation; noncash valuation adjustments on investments, contingent consideration and deficiency fee obligations; noncash restructuring charges; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and unusual items are presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments including (i) the Company's derivative positions and (ii) the Company's equity investment in ProPetro Holding Corp. ("ProPetro"), and unusual items is as follows:

		Three Months Ended December 31, 2020
	Ref	After-tax Amounts	Per Diluted Share
Net income attributable to common stockholders		$43	$0.26
Noncash MTM adjustments:
Derivative loss, net ($196 pretax)		153	0.92
ProPetro stock gain ($55 pretax)		(43)	(0.26)
Adjusted income excluding noncash MTM adjustments		153	0.92
Unusual items:
COVID-19 related charges ($19 pretax)	(a)	15	0.09
Parsley transaction costs ($10 pretax)	(b)	8	0.05
2020 corporate restructuring ($4 pretax)	(c)	3	0.02
Gain on disposition of assets ($2 pretax)		(2)	(0.01)
Adjusted income excluding noncash MTM adjustments and unusual items		$177	$1.07
_____________________

(a)	As a result of changes to the Company's drilling plans caused by the COVID-19 pandemic during 2020, the Company recognized (i) an $11 million increase to the Company's deficiency fee obligation associated with the 2019 sale of the Company's Eagle Ford and South Texas assets as a result of changes to the buyer's drilling plans, (ii) $7 million of idle frac fleet fees and stacked drilling rig charges and (iii) $1 million in charges related to sand take-or-pay deficiencies.
(b)	Represents legal, accounting and other transactional costs incurred in connection with the Parsley Energy transaction.
(c)	Represents employee-related charges associated with the Company's 2020 corporate restructuring, including $2 million of noncash stock based compensation expense related to accelerated vesting of certain equity awards.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company’s ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2020
Net cash provided by operating activities	$537	$2,083
Changes in operating assets and liabilities	108	104
Less: Capital expenditures (a)	(351)	(1,498)
Free cash flow	$294	$689
_____________________
(a)Capital expenditures are calculated as follows:

	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2020
Costs incurred	$468	$1,573
Less: Excluded items (a)	(132)	(157)
Adjusted costs incurred	336	1,416
Plus: Other property, plant and equipment capital (b)	15	82
Capital expenditures	$351	$1,498
______________________
(a)Comprised of acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs.
(b)Includes other property plant and equipment additions related to water infrastructure, well services and vehicles.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of February 19, 2021
(Volumes are average daily amounts)
These positions include contracts assumed by the Company through the Company's merger with Parsley Energy, Inc. on January 12, 2021.

	2021				Year Ending December 31, 2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Average daily oil production associated with derivatives (Bbl):
Brent swap contracts:
Volume	88,400	102,000	17,000	17,000	—
Price	$46.47	$46.47	$44.45	$44.45	$—
MEH swap contracts:
Volume	46,800	54,000	43,000	43,000	4,932
Price	$41.85	$41.85	$40.52	$40.52	$43.81
Midland swap contracts:
Volume	4,333	5,000	5,000	5,000	—
Price	$40.50	$40.50	$40.50	$40.50	$—
Brent call contracts sold:
Volume (a)	20,000	20,000	20,000	20,000	—
Price	$69.74	$69.74	$69.74	$69.74	$—
Brent collar contracts with short puts:
Volume	90,000	90,000	90,000	90,000	37,000
Price:
Ceiling	$50.74	$50.74	$50.74	$50.74	$61.29
Floor	$45.11	$45.11	$45.11	$45.11	$47.57
Short put	$35.07	$35.07	$35.07	$35.07	$37.30
MEH collar contracts with short puts:
Volume	17,680	20,187	9,446	9,446	—
Price:
Ceiling	$59.44	$59.39	$51.29	$51.29	$—
Floor	$49.34	$49.30	$41.55	$41.55	$—
Short put	$39.34	$39.30	$31.55	$31.55	$—
Brent collar contracts:
Volume	—	—	—	—	10,000
Price:
Ceiling	$—	$—	$—	$—	$60.32
Floor	$—	$—	$—	$—	$50.00
Average daily gas production associated with derivatives (MMBtu):
NYMEX swap contracts:
Volume	127,222	100,000	100,000	100,000	—
Price	$2.66	$2.68	$2.68	$2.68	$—
ICE DUTCH TTF swap contracts:
Volume	30,000	30,000	30,000	30,000	—
Price	$5.07	$5.07	$5.07	$5.07	$—
WAHA swap contracts:
Volume	101,183	116,484	116,304	116,304	4,932
Price	$2.36	$2.36	$2.36	$2.36	$2.46
NYMEX collar contracts:
Volume	150,000	200,000	200,000	200,000	—
Price:
Ceiling	$3.15	$3.18	$3.18	$3.18	$—
Floor	$2.50	$2.56	$2.56	$2.56	$—
Basis swap contracts:
Permian Basin index swap volume (b)	10,000	—	—	—	—
Price differential	$(1.46)	$—	$—	$—	$—
______________________
(a)The referenced call contracts were sold in exchange for higher ceiling prices on certain 2020 collar contracts.
(b)The referenced basis swap contracts locks-in the basis differential between the index price at which the Company sells its Permian Basin gas and the NYMEX index price used in swap contracts.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Marketing derivatives. The Company's marketing derivatives reflect two long-term marketing contracts that were entered in October 2019. Under the contract terms, beginning on January 1, 2021, the Company agreed to purchase and simultaneously sell 50 thousand barrels of oil per day at an oil terminal in Midland, Texas for a six-year term that ends on December 31, 2026. The price the Company pays to purchase the oil volumes under the purchase contract is based on a Midland WTI price and the price the Company receives for the oil volumes sold is a weighted average sales price that a non-affiliated counterparty receives for selling oil through their Gulf Coast storage and export facility at prices that are highly correlated with Brent oil prices during the same month of the purchase.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain (Loss), Net
(in millions)

	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2020
Noncash changes in fair value:
Oil derivative loss, net	$(199)	$(204)
Gas derivative gain (loss), net	15	(9)
Marketing derivative loss, net	(12)	(112)
Total noncash derivative loss, net	(196)	(325)

Net cash receipts (payments) on settled derivative instruments:
Oil derivative receipts (payments) (a)	(44)	69
Gas derivative payments (b)	—	(3)
Interest rate derivative payments	—	(22)
Total cash receipts (payments) on settled derivative instruments, net	(44)	44
Total derivative loss, net	$(240)	$(281)
_____________________
(a)Includes the effect of liquidating certain of the Company's 2020 and 2021 Brent collar contracts with short puts for cash payments of $11 million during the twelve months ended December 31, 2020.
(b)Includes the effect of liquidating certain of the Company's 2021 NYMEX swap contracts for cash receipts of $1 million during the three and twelve months ended December 31, 2020.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
PROVED RESERVES

Total Company
Oil (MBbls):
Balance as of December 31, 2019	603,750
Revisions of previous estimates	(68,300)
Purchases of minerals-in-place	670
Discoveries and extensions	111,239
Production	(77,095)
Sales of minerals-in-place	(1,480)
Balance as of December 31, 2020	568,784
Natural Gas Liquids (MBbls):
Balance as of December 31, 2019	281,983
Revisions of previous estimates	73,107
Purchases of minerals-in-place	324
Discoveries and extensions	55,952
Production	(31,376)
Sales of minerals-in-place	(803)
Balance as of December 31, 2020	379,187
Natural Gas (MMcf):
Balance as of December 31, 2019	1,499,513
Revisions of previous estimates	342,720
Purchases of minerals-in-place	1,667
Discoveries and extensions	267,497
Production (b)	(166,863)
Sales of minerals-in-place	(4,434)
Balance as of December 31, 2020	1,940,100
Equivalent Barrels (MBOE):
Balance as of December 31, 2019	1,135,652
Revisions of previous estimates (a)	61,927
Purchases of minerals-in-place	1,272
Discoveries and extensions	211,774
Production (b)	(136,282)
Sales of minerals-in-place	(3,022)
Balance as of December 31, 2020	1,271,321
_____________________
(a)Revisions of previous estimates includes 83 MMBOEs of negative price revisions and 145 MMBOEs of positive technical revisions.
(b)Production includes 1.9 MMBOE related to field fuel.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
PROVED RESERVES (continued)

Twelve Months Ended December 31, 2020
(in millions)
Costs incurred for oil and gas producing activities:
Property acquisition costs:
Proved	$—
Unproved	14
14
Exploration costs	1,172
Development costs	387
Total costs incurred (a)	$1,573

Reserve replacement percentage (b)	202%

Drillbit reserve replacement percentage (c)	262%

Finding and development costs per BOE of proved reserves added (d)	$5.72

Drillbit finding and development costs per BOE of proved reserves added (e)	$4.37
_____________________
(a)Costs incurred includes $112 million of asset retirement obligation increases and $31 million of G&G/G&A.
(b)The summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions divided by annual production of oil, NGLs and gas, on a BOE basis.
(c)The summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates (excluding price revisions) and discoveries and extensions divided by annual production of oil, NGLs and gas, on a BOE basis.
(d)Total costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.
(e)The summation of exploration and development costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates (excluding price revisions) and discoveries and extensions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.